Exhibit 99.1

Buffalo Wild Wings, Inc. Announces Completion of Purchase of Nine Las Vegas Franchised Restaurants

MINNEAPOLIS--(BUSINESS WIRE)--Buffalo Wild Wings, Inc. (Nasdaq: BWLD), today announced the completion of the $23 million asset acquisition of nine Buffalo Wild Wings® franchised restaurants in the Las Vegas, Nevada area. The transaction was funded with available cash and marketable securities.

“We have completed the lengthy gaming license process and are very pleased to announce the long-awaited acquisition of the nine Las Vegas restaurants,” commented Sally Smith, President and Chief Executive Officer. “We have an experienced team on the ground in Las Vegas welcoming our new team members and actively implementing our transition plan to ensure a smooth conversion of these units to company-owned restaurants. We are excited to continue building the Buffalo Wild Wings brand in Nevada.”

Average weekly sales for these restaurants, which includes net restaurant sales from food, beverage, and gaming, was approximately $53,300 for the twelve months ending June 2008, compared to average weekly sales of $54,900 during the similar period a year ago. Comparable units will be included in the calculation of same-store sales for company-owned restaurants in the fourth quarter of 2008. The Company expects the transaction to be neutral to earnings in the fourth quarter and accretive to earnings in 2009.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently over 530 Buffalo Wild Wings locations across 38 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our growth expectations and the anticipated effect of the acquisition of franchised restaurants on earnings, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our ability to integrate the acquired restaurants and operate them as expected; transitioning employees from franchised to company-owned restaurants; accounting treatment for the acquisition; and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should consider such risks when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend to update any forward-looking statements.

CONTACT:
Buffalo Wild Wings, Inc.
Mary Twinem, 952-253-0731